Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS AND ANNOUNCES QUARTERLY DISTRIBUTIONS

•	Significant rig activity continues across Enable’s footprint with 29 rigs drilling wells contractually dedicated to Enable’s gas gathering and processing systems

•	Bradley II Plant was placed in service which doubles the processing capacity at the Bradley Processing Complex and supports growing Anadarko basin processed volumes

•
Announced a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units and a quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units

•	Reaffirmed the partnership’s previously provided 2016 outlook

OKLAHOMA CITY (August 3, 2016) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for second quarter 2016 and that the board of directors of its general partner declared quarterly cash distributions for the quarter ended June 30, 2016.

Net income attributable to limited partners was $39 million for second quarter 2016, a decrease of $38 million, or 49 percent, compared to $77 million for second quarter 2015. The decrease in net income attributable to limited partners was primarily a result of losses attributable to changes in the fair value of commodity derivatives related to Enable's hedging program, lower commodity prices in the quarter, lower natural gas volumes sold and higher depreciation and amortization expense. The decrease in net income attributable to limited partners was partially offset by lower operation and maintenance and general and administrative expenses as a result of on-going cost reduction efforts.

Enable uses derivatives to manage the partnership’s commodity price risk, and the changes associated with the fair value of these derivatives are recognized in current earnings. Enable’s net income includes $39 million related to losses associated with the change in the fair value of the commodity derivatives for second quarter 2016, a decrease of $29 million compared to $10 million for second quarter 2015. The effect of the change in the fair value of the partnership’s commodity derivatives is non-cash and is therefore excluded from Adjusted EBITDA and distributable cash flow (DCF).

Exhibit 99.1

Net cash provided by operating activities was $172 million for second quarter 2016, an increase of $76 million compared to $96 million for second quarter 2015. The increase in net cash provided by operating activities was primarily a result of a change in working capital.

Adjusted EBITDA for second quarter 2016 was $196 million, a decrease of $4 million, or 2 percent, compared to $200 million for second quarter 2015. The reduction in Adjusted EBITDA is primarily a result of lower commodity prices, lower natural gas volumes sold and lower distributions from SESH, partially offset by lower operation and maintenance and general and administrative expenses.

DCF for second quarter 2016 was $144 million, an increase of $5 million, or 4 percent, compared to $139 million for second quarter 2015. The increase in DCF is primarily a result of lower maintenance capital expenditures due to lower information technology and pipe replacement spend, partially offset by lower Adjusted EBITDA and the cash distributions for the Series A Preferred Units.

Adjusted EBITDA and DCF are non-GAAP financial measures and this press release provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

MANAGEMENT PERSPECTIVE

“We boosted our market-leading position in the SCOOP and STACK plays with the completion of our Bradley II Plant which doubles our processing capacity at our Bradley Processing Complex,” said Enable Midstream President and CEO Rod Sailor. “We remain the top processor in these plays with more than double the processing capacity of our closest peer.”
“Achieving a distribution coverage ratio of 1.18x for the first six months of 2016 is a significant accomplishment driven by efficient capital deployment and continued cost management. With solid performance in each of the first two quarters, Enable remains on target to achieve its 2016 objectives.”

PARTNERSHIP QUARTERLY DISTRIBUTIONS

The board of directors of Enable's general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units for the quarter ended June 30, 2016. The distribution is unchanged from the previous quarter and represents an increase of approximately 0.6 percent from the partnership's second quarter 2015 distribution. The quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units will be paid August 23, 2016, to unitholders of record at the close of business on August 16, 2016.

The board of directors of the partnership's general partner also declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended June 30, 2016. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid on August 12, 2016, to unitholders of record at the close of business on August 2, 2016.

Exhibit 99.1

Exhibit 99.1

BUSINESS HIGHLIGHTS

In the gathering and processing segment, producers remain active in the SCOOP and STACK plays where there were 22 rigs drilling wells contractually dedicated to Enable's gas gathering and processing systems as of July 26, 2016. In addition, there were five rigs drilling wells contractually dedicated to Enable's gas gathering and processing systems in the Ark-La-Tex basin. In the Williston basin, two rigs were drilling wells contractually dedicated to Enable's crude gathering systems.

Enable previously announced the completion of the Bradley II Plant, a 200 million cubic feet per day (MMcf/d) natural gas processing plant located at the Bradley Processing Complex in Grady County, Oklahoma, which further supports producer volume growth in the SCOOP and STACK plays as well as other plays in the Anadarko basin. Enable now has a total processing capacity of approximately 1.9 Bcf/d in the Anadarko basin, including the 1.7 Bcf/d super-header processing system. In addition, Enable added 5,520 horsepower of compression in the SCOOP and 16,560 horsepower of compression in the STACK during the second quarter of 2016.

The transportation and storage segment continues to represent over 40 percent of Enable's gross margin with significant, fee-based revenues and continues to provide shippers with the ability to access almost every major consuming market east of the Mississippi River through its Perryville Hub and associated trading points. The transportation and storage segment also remains well-positioned to facilitate natural gas demand growth in the Mid-continent, Gulf Coast and Southeast regions, including providing interstate and intrastate transportation services for the new Bradley II Plant.

In the second quarter of 2016, Enable announced a Distribution Reinvestment Plan, which offers owners of Enable's common and subordinated units the ability to purchase additional common units by reinvesting all or a portion of the cash distributions paid to them on their common or subordinated units. It will begin with the quarterly distribution for the quarter ending September 30, 2016.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.10 trillion British thermal units per day (TBtu/d) for second quarter 2016, a decrease of 3 percent compared to 3.19 TBtu/d for second quarter 2015. The decrease was due primarily to lower gathered volumes in the Ark-La-Tex and Arkoma basins as a result of gas production declines.

Natural gas processed volumes were 1.76 TBtu/d for second quarter 2016, a decrease of 4 percent compared to 1.84 TBtu/d for second quarter 2015. The decrease was due primarily to lower processed volumes in the Ark-La-Tex basin as a result of gas production declines. The decrease was partially offset by processed volume growth in the Anadarko basin, including growth from the liquids-rich SCOOP and STACK plays. The second quarter 2016 gathered and processed volumes in the Anadarko basin were impacted by customer curtailments of flowing volumes due to depressed commodity prices. With improved commodity pricing, these volumes are no longer curtailed and are flowing to Enable's gathering systems.

Gross NGL production was 83.09 MBbl/d for second quarter 2016, an increase of 12 percent compared to 74.19 MBbl/d for second quarter 2015. The increase was primarily related to increased rich gas production in the Anadarko basin.

Crude oil gathered volumes were 25.52 thousand barrels per day (MBbl/d) for second quarter 2016, an increase of 16.52 MBbl/d compared to second quarter 2015. The increase was driven by the connection of new wells to Enable's Bear Den and Nesson crude oil gathering systems.

Interstate transportation firm contracted capacity was 6.95 Bcf/d for second quarter 2016, a decrease of 4 percent compared to 7.22 Bcf/d for second quarter 2015. The decrease was primarily related to contract expirations for off-system deliveries on the EGT interstate pipeline.

Intrastate transportation average deliveries were 1.72 TBtu/d for second quarter 2016, a decrease of 6 percent compared to 1.83 TBtu/d for second quarter 2015. The decrease was due in part to the completion of EGT's Bradley Lateral in the fourth quarter of 2015 that is now transporting volumes that were previously transported by Enable's intrastate transmission system.

SECOND QUARTER FINANCIAL PERFORMANCE

Revenues were $529 million for second quarter 2016, a decrease of $61 million compared to $590 million for second quarter 2015.

•
Gathering and processing segment revenues were $387 million for second quarter 2016, a decrease of $35 million compared to $422 million for second quarter 2015. The decrease in gathering and processing segment revenues was primarily due lower gathered volumes, lower natural gas prices and losses attributable to changes in the fair value of condensate and NGL derivatives.

•
Transportation and storage segment revenues were $225 million for second quarter 2016, a decrease of $43 million compared to $268 million for second quarter 2015. The decrease in transportation and storage segment revenues was primarily due to losses attributable to changes in the fair value of natural gas derivatives and lower natural gas sales associated with lower sales volumes and lower average sales price.

Gross margin was $275 million for second quarter 2016, a decrease of $38 million compared to $313 million for second quarter 2015.

•
Gathering and processing segment gross margin was $156 million for second quarter 2016, a decrease of $25 million compared to $181 million for second quarter 2015. The decrease in gathering and processing segment margin was primarily related to losses attributable to changes in fair value of condensate and NGL derivatives, lower processed volumes and lower NGL prices. These decreases were partially offset by higher processed volumes in the Anadarko basin and higher crude oil gathered volumes in the Williston basin.

•
Transportation and storage segment gross margin was $119 million for second quarter 2016, a decrease of $14 million compared to $133 million for second quarter 2015. The decrease in transportation and storage segment gross margin was primarily related to losses attributable to changes in the fair value of natural gas derivatives and lower firm transportation revenues. These decreases were partially offset by an increase in gains on system optimization activities and higher margin on transportation services for local distribution companies.

Exhibit 99.1

Operation and maintenance and general and administrative expenses were $120 million for second quarter 2016, a decrease of $11 million compared to $131 million for second quarter 2015. The decrease in operation and maintenance and general and administrative expenses was primarily a result of cost reduction efforts, including lower employee expenses, reduced materials and supplies costs and lower costs related to integration and other contract services. These decreases were partially offset by an increase in payroll-related costs.

Depreciation and amortization expense was $83 million for second quarter 2016, an increase of $7 million compared to $76 million for second quarter 2015. The increase was primarily due to additional assets placed into service.

Taxes other than income taxes were $15 million for second quarter 2016, an increase of $2 million compared to $13 million for second quarter 2015. The increase was primarily due to higher estimated ad valorem taxes.

Interest expense was $25 million for second quarter 2016, an increase of $2 million compared to $23 million for second quarter 2015. The increase was primarily due to higher interest rates on the partnership's outstanding debt and an increase in the amount of outstanding debt.

Capital expenditures were $91 million for second quarter 2016, compared to $297 million for second quarter 2015. Expansion capital expenditures were $74 million for second quarter 2016, compared to $264 million for second quarter 2015. Maintenance capital expenditures were $17 million for second quarter 2016, compared to $33 million for second quarter 2015.

2016 OUTLOOK

Enable reaffirms its 2016 outlook, which is displayed below:

$ in millions, except volume numbers	2016 Outlook
Natural Gas Gathered Volumes (TBtu/d)	3.1 – 3.5
Natural Gas Processed Volumes (TBtu/d)	1.9 – 2.1
Crude Oil – Gathered Volumes (MBbl/d)	26.0 – 30.0
Net Income Attributable to Common and Subordinated Unit Holders	$240 – $310
Interest Expense (GAAP)	$100 – $110
Adjusted EBITDA	$780 – $840
Preferred Equity Distributions(1)	$32
Adjusted Interest Expense	$110 – $120
Maintenance Capital	$105 – $125
Distributable Cash Flow	$535 – $565
Distribution Coverage Ratio	1.0x or greater
_________________

1.	Outlook includes fourth quarter 2016 distribution that will be paid in first quarter 2017

Enable also reaffirms its 2016 expansion capital outlook of $375 million. Expansion capital includes:

•	Approximately $300 million for gathering pipeline, compression and related capital

•	Approximately $50 million for processing plants

Exhibit 99.1

•	Approximately $25 million for transportation and storage projects, including an EGT expansion project

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing second quarter results is scheduled today at 10 a.m. Eastern. The dial-in number to access the conference call is 877-876-9176 and the conference call ID is ENBLQ216. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Any materials Enable files with the SEC are available to read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at www.enablemidstream.com. On the investor relations tab of Enable’s website, http://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnish it to the SEC;

•	press releases on quarterly distributions, quarterly earnings, and other developments;

•	governance information, including Enable’s governance guidelines, committee charters, and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts, and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 12,400 miles of gathering pipelines, 14 major processing plants with approximately 2.5 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit EnableMidstream.com.

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

The Partnership has included the non-GAAP financial measures gross margin, Adjusted EBITDA, Adjusted interest expense, distributable cash flow and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.
Gross margin, Adjusted EBITDA, Adjusted interest expense, distributable cash flow and distribution coverage ratio are supplemental financial measures that management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	The Partnership’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its partners;

•	The Partnership’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the Partnership's financial operating performance and cash distributions. The Partnership believes that the presentation of gross margin, Adjusted EBITDA, Adjusted interest expense, distributable cash flow and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, distributable cash flow and distribution coverage ratio should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, distributable cash flow and distribution coverage ratio have important limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA, Adjusted interest expense, distributable cash flow and distribution coverage ratio may be defined differently by other companies in the Partnership’s industry, its definitions of gross margin, Adjusted EBITDA, Adjusted interest expense, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable Midstream Partners’ strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, including statements regarding consummation of the purchase, repayment of indebtedness and expansion capital spending, are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable Midstream’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable

Exhibit 99.1

Midstream assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable Midstream’s actual results and plans could differ materially from those expressed in any forward-looking statements.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$266	$335	$511	$686
Service revenue	263	255	527	520
Total Revenues	529	590	1,038	1,206
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	254	277	449	569
Operation and maintenance	93	108	188	212
General and Administrative	27	23	47	49
Depreciation and amortization	83	76	164	149
Taxes other than income taxes	15	13	30	30
Total Cost and Expenses	472	497	878	1,009
Operating Income	57	93	160	197
Other Income (Expense):
Interest expense (including expenses from affiliates)	(25)	(23)	(48)	(43)
Equity in earnings of equity method affiliates	7	7	14	14
Other, net	—	1	—	2
Total Other Income (Expense)	(18)	(15)	(34)	(27)
Income Before Income Taxes	39	78	126	170
Income tax expense	—	1	1	2
Net Income	$39	$77	$125	$168
Less: Net income attributable to noncontrolling interest	—	—	—	—
Net Income attributable to limited partners	$39	$77	$125	$168
Less: Series A Preferred Unit distributions	4	—	4	—
Net Income attributable to common and subordinated units	$35	$77	$121	$168

Basic earnings per unit
Common units	$0.08	$0.18	$0.29	$0.40
Subordinated units	$0.08	$0.18	$0.29	$0.40
Diluted earnings per unit
Common units	$0.08	$0.18	$0.28	$0.40
Subordinated units	$0.08	$0.18	$0.29	$0.40

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)
Reconciliation of Gross Margin to Revenues:
Consolidated
Revenues	$529	$590	$1,038	$1,206
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	254	277	449	569
Gross margin	$275	$313	$589	$637

Reportable Segments
Gathering and Processing
Revenues	$387	$422	$720	$823
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	231	241	396	463
Gross margin	$156	$181	$324	$360

Transportation and Storage
Revenues	$225	$268	$471	$576
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	106	135	205	298
Gross margin	$119	$133	$266	$278

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions, except distribution coverage ratio)
Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to limited partners and calculation of distribution coverage ratio:
Net income attributable to limited partners	$39	$77	$125	$168
Add:
Depreciation and amortization expense	83	76	164	149
Interest expense, net of interest income	25	23	48	43
Income tax expense	—	1	1	2
EBITDA	$147	$177	$338	$362
Add:
Distributions from equity method affiliates(1)	7	15	27	27
Non-cash equity based compensation	3	3	5	6
Other non-cash losses(2)	46	12	58	26
Less:
Other non-cash gains(3)	—	—	(3)	—
Equity in earnings of equity method affiliates	(7)	(7)	(14)	(14)
Adjusted EBITDA	$196	$200	$411	$407
Less:
Series A Preferred Unit distributions(4)	(9)	—	(13)	—
Adjusted interest expense(5)	(26)	(28)	(49)	(50)
Maintenance capital expenditures	(17)	(33)	(30)	(72)
Current income taxes	—	—	(1)	(1)
Distributable cash flow	$144	$139	$318	$284

Distributions related to common and subordinated unitholders(6)	$134	$132	$268	$266

Distribution coverage ratio	1.07	1.05	1.18	1.07
___________________

(1)
Distributions from equity method affiliates includes a $7 million and $7 million return on investment and a zero and $8 million return of investment for the three months ended June 30, 2016 and 2015, respectively. Distributions from equity method affiliates includes a $14 million and $19 million return on investment and a $13 million and $8 million return of investment for the six months ended June 30, 2016 and 2015, respectively. Equity in earnings of equity method affiliates, net of distributions only includes those distributions representing a return on investment.

(2)	Other non-cash losses includes changes in the fair value of derivatives, lower of cost or net realizable value adjustments, loss on sale of assets, and write-downs of materials and supplies.

(3)	Other non-cash gains include lower of the cost or net realizable value adjustment recoveries upon the sale of the related inventory.

(4)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three and six months ended June 30, 2016. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(5)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(6)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period.  Amounts for 2016 reflect estimated cash distributions for common and subordinated units outstanding for the quarter ended June 30, 2016.

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$172	$96	$289	$284
Interest expense, net of interest income	25	23	48	43
Income tax expense	—	1	1	2
Deferred income tax expense	—	(1)	—	(1)
Equity in earnings of equity method affiliates, net of distributions(1)	—	(8)	—	(13)
Non-cash equity based compensation	(3)	(3)	(5)	(6)
Other non-cash items	(6)	6	(6)	7
Changes in operating working capital which (provided) used cash:
Accounts receivable	2	(2)	(22)	(2)
Accounts payable	(3)	61	84	70
Other, including changes in noncurrent assets and liabilities	(40)	4	(51)	(22)
EBITDA	$147	$177	$338	$362
Add:
Non-cash equity based compensation	3	3	5	6
Distributions from equity method affiliates(1)	7	15	27	27
Other non-cash losses(2)	46	12	58	26
Less:
Other non-cash gains(3)	—	—	(3)	—
Equity in earnings of equity method affiliates	(7)	(7)	(14)	(14)
Adjusted EBITDA	$196	$200	$411	$407
____________________

(1)
Distributions from equity method affiliates includes a $7 million and $7 million return on investment and a zero and $8 million return of investment for the three months ended June 30, 2016 and 2015, respectively. Distributions from equity method affiliates includes a $14 million and $19 million return on investment and a $13 million and $8 million return of investment for the six months ended June 30, 2016 and 2015, respectively. Equity in earnings of equity method affiliates, net of distributions only includes those distributions representing a return on investment.

(2)	Other non-cash losses includes changes in the fair value of derivatives, lower of cost or net realizable value adjustments, loss on sale of assets, and write-downs of materials and supplies.

(3)	Other non-cash gains include lower of the cost or net realizable value adjustment recoveries upon the sale of the related inventory.

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$25	$23	$48	$43
Add:
Amortization of premium on long-term debt	1	1	3	2
Capitalized interest on expansion capital	1	3	1	6
Less:
Amortization of debt costs	(1)	1	(3)	(1)
Adjusted interest expense	$26	$28	$49	$50

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES
2016 OUTLOOK*

2016 Outlook
(In millions)
Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to limited partners:
Net income attributable to common and subordinated units	$240 - $310
Add:
Series A Preferred Unit distributions	22
Net income attributable to limited partners	$262 - $332
Add:
Depreciation and amortization expense	330 - 340
Interest expense, net of interest income	100 - 110
Income tax expense	0 - 5
EBITDA	$692 - $787
Add:
Distributions from equity method affiliates	40 - 45
Non-cash equity based compensation	5 - 10
Other non-cash losses(1)	30 - 60
Less:
Other non-cash gains(2)	—
Equity in earnings of equity method affiliates	(25 - 30)
Adjusted EBITDA	$780 - $840
Less:
Series A Preferred Unit distributions(3)	32
Adjusted interest expense	110 - 120
Maintenance capital expenditures	105 - 125
Current income taxes	—
Distributable cash flow	$535 - $565
____________________

(1)	Other non-cash losses includes changes in the fair value of derivatives, lower of cost or net realizable value adjustments, loss on sale of assets, and write-downs of materials and supplies.

(2)	Other non-cash gains include lower of the cost or net realizable value adjustment recoveries upon the sale of the related inventory.

(3)	Outlook includes the fourth quarter 2016 distribution that will be paid in first quarter 2017

Exhibit 99.1

2016 Outlook
(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$100 - $110
Add:
Amortization of premium on long-term debt	6
Capitalized interest on expansion capital	0 - 10
Less:
Amortization of debt costs	(0 - 5)
Adjusted interest expense	$110 - $120

*Enable is unable to present a quantitative reconciliation of forward looking Adjusted EBITDA to net cash provided by operating activities because certain information needed to make a reasonable forward-looking estimate of changes in working capital which may (provide) use cash during the calendar year 2016 cannot be reliably predicted and the estimate is often dependent on future events which may be uncertain or outside of Enable's control. This includes changes to accounts receivable, accounts payable and other changes in non-current assets and liabilities.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Data:
Gathered volumes—TBtu	282	291	560	577
Gathered volumes—TBtu/d	3.10	3.19	3.07	3.19
Natural gas processed volumes—TBtu	161	167	323	318
Natural gas processed volumes—TBtu/d	1.76	1.84	1.78	1.76
NGLs produced—MBbl/d(1)	83.09	74.19	78.36	69.56
NGLs sold—MBbl/d(1)(2)	83.80	75.91	80.15	71.68
Condensate sold—MBbl/d	6.08	5.43	6.26	5.70
Crude Oil - Gathered volumes—MBbl/d	25.52	9.00	27.18	7.87
Transported volumes—TBtu	446	456	911	970
Transportation volumes—TBtu/d	4.87	4.97	4.99	5.34
Interstate firm contracted capacity—Bcf/d	6.95	7.22	7.06	7.52
Intrastate average deliveries—TBtu/d	1.72	1.83	1.70	1.83

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Anadarko
Gathered volumes—TBtu/d	1.62	1.63	1.62	1.55
Natural gas processed volumes—TBtu/d	1.44	1.41	1.43	1.33
NGLs produced—MBbl/d(1)	69.64	58.63	64.17	53.60
Arkoma
Gathered volumes—TBtu/d	0.65	0.67	0.63	0.70
Natural gas processed volumes—TBtu/d	0.10	0.11	0.10	0.11
NGLs produced—MBbl/d(1)	5.03	4.96	5.01	4.96
Ark-La-Tex
Gathered volumes—TBtu/d	0.83	0.89	0.82	0.94
Natural gas processed volumes—TBtu/d	0.22	0.32	0.25	0.32
NGLs produced—MBbl/d(1)	8.42	10.60	9.18	11.00
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(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.